EXHIBIT 11

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
          STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (Millions, except per share amounts)

                                    Three Months         Nine Months
                                    Ended September 30,  Ended September 30,
                                    ------------------   ------------------
                                     1996      1995       1996      1995
                                     ----      ----       ----      ----
Income
-------------
Income before extraordinary item $     99  $    324    $   159   $   821
Extraordinary item, net of tax          -         -         (5)        -
                                 --------   -------    --------  --------

Net income                       $     99  $    324    $   154   $   821
                                 ========   =======    ========  ========

Weighted Average Shares
-----------------------
Common shares outstanding,
 net of restricted stock           90,557    90,694     90,516    90,029

Add - shares assumed to
 be issued under long-term
 incentive (restricted stock),
 stock option and stock
 purchase plans at the average
 market price                         648       930        599       899
                                 --------  --------    --------  --------

Primary shares                     91,205    91,624     91,115    90,928
                                 --------  --------    --------  --------

Add - additional shares assumed
 to be issued under long-term
 incentive (restricted stock),
 stock option and stock
 purchase plans at quarter end
 market price (if higher than
 average market price)                105         -        159       144
                                 --------  --------    --------  --------

Fully diluted shares               91,310    91,624     91,274    91,072
                                 ========   =======    ========  ========


Income Per Share
-----------------------
Income before extraordinary item $   1.09  $   3.57    $   1.75  $   9.12
Extraordinary item,net of tax        -         -           (.05)     -
                                 --------  --------    --------  --------

Net income                       $   1.09  $   3.57    $   1.70  $   9.12
                                 ========   =======    ========  ========

Income Per Share - Primary
---------------------------------
Income before extraordinary item $   1.09  $   3.54    $   1.74  $   9.03
Extraordinary item, net of tax       -         -           (.05)     -
                                 --------  --------    --------  --------

Net income                       $   1.09  $   3.54    $   1.69  $   9.03
                                 ========   =======    ========  ========



Income Per Share - Fully Diluted
--------------------------------
Income before extraordinary item $   1.08  $   3.54    $   1.74  $   9.01
Extraordinary item, net of tax       -         -           (.05)     -
                                 --------  --------    --------  --------

Net income                       $   1.08  $   3.54    $   1.69  $   9.01
                                 ========   =======    ========  ========

A single presentation of income (loss) per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive, stock option and stock purchase plans are either antidilutive or insignificant.